UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 30, 2004

Date of Report (Date of earliest event reported)

VERITY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26880	77-0182779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

894 Ross Drive

Sunnyvale, California 94089

(Address of Principal Executive Offices, including Zip Code)

(408) 541-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2004, the Compensation Committee of Verity, Inc. granted non-qualified stock options under Verity’s 1996 Nonstatutory Stock Option Plan (the “Plan”) to certain executive officers of Verity in the amounts set forth below:

Employee Name	Title	Shares
Gary J. Sbona	Executive Chairman of the Board	48,000

Anthony J. Bettencourt	President and Chief Executive Officer	48,000

Andrew D. Feit	Senior Vice President, Marketing	48,000

Hugo Sluimer	Senior Vice President, International Sales and European Operations	48,000

Michael D. Mooney	Senior Vice President, North American Sales and Business Development	48,000

Sunil D. Nagdev	Senior Vice President, Professional Services and Technical Support	48,000

Steven R. Springsteel	Senior Vice President, Finance and Administration and Chief Financial Officer	48,000

The stock options have a maximum term of eight years from the date of grant and are exercisable at a price of $11.40 per share of Verity common stock, which was the fair market value per share of Verity’s common stock on the grant date, as determined under the Plan. The exercise price of the options may be paid (i) in cash, (ii) by tender of shares of Verity common stock (having a fair market value not less than the exercise price) owned by the option holder, (iii) by a cashless exercise, or (iv) by any combination of the foregoing.

Each of the options vests at a rate of 2.083% per month over a 48-month period following the grant date of August 30, 2004, and is only exercisable to the extent the option is vested. In the event of a change of control of Verity, Verity’s Board of Directors may provide for the acquiring or successor corporation to assume or substitute new options for these options. To the extent that the options are not assumed, substituted for or exercised prior to such change of control, the options will terminate. The options granted to Messrs. Sbona, Bettencourt and Springsteel will become fully-vested upon such change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITY, INC.

Dated: September 3, 2004	By:	/s/ Steven R. Springsteel
Steven R. Springsteel
Senior Vice President of Finance and
Administration and Chief Financial Officer